Exhibit 16.1

May 19, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Bright Health Group, Inc.’s statements pursuant to Item 304(a)(1) of Regulation S-K, filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Bright Health Group, Inc. dated May 19, 2021 and we agree with such statements concerning our firm.

/s/ RSM US LLP